SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 4, 2004
Date of earliest event reported: February 20, 2004

ADVANCED FIBRE COMMUNICATIONS, INC.

A Delaware	Commission File	I.R.S. Employer
Corporation	Number: 0-28734	Identification No.
68-0277743

1465 North McDowell Boulevard
Petaluma, California 94954

Telephone: (707) 794-7700

Item 2. Acquisition or Disposition of Assets

On February 20, 2004, Advanced Fibre Access Corporation, a Delaware corporation (“AFAC”) and a wholly-owned subsidiary of Advanced Fibre Communications, Inc, a Delaware corporation, completed its acquisition of North American Access, a business unit of Marconi Communications, Inc., a subsidiary of Marconi Corporation plc, in an asset transaction. North America Access provides last mile systems for both traditional copper and fiber narrowband and broadband networks to help telecommunication carriers to deliver bundled voice, data and video services to their customers. The assets purchased include equipment and personal property, inventory, contractual rights and intellectual property. AFAC paid approximately $240 million in cash as consideration. The source of the consideration was cash on hand, and the amount of the consideration was based on arms’ length negotiations between the parties. AFAC intends to continue to use the acquired assets for essentially the same purposes as they were used by the seller. To the registrant’s knowledge, there is no material relationship between the seller and the registrant or any of its affiliates, any director or officer of the registrant, or any associate of any such director or officer.

The foregoing description of the acquisition is qualified in its entirety to the full text of acquisition agreement, a copy of which is attached hereto as an exhibit and which is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

10.36	Asset and Sale Agreement dated January 5, 2004, as amended, by and among Marconi Communications, Inc., Marconi Intellectual Property (Ringfence) Inc., Marconi Corporation plc, Advanced Fibre Communications, Inc. and Advanced Fibre Communications North America, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED FIBRE COMMUNICATIONS, INC.

Date: March 4, 2004	By:	/s/ Keith E. Pratt

	Name:	Keith E. Pratt
	Title:	Chief Financial Officer,
Senior Vice President,
Finance and Administration
And Assistant Secretary
(Duly Authorized Signatory and
Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.36	Asset and Sale Agreement dated January 5, 2004, as amended, by and among Marconi Communications, Inc., Marconi Intellectual Property (Ringfence) Inc., Marconi Corporation plc, Advanced Fibre Communications, Inc. and Advanced Fibre Communications North America, Inc.

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